EXHIBIT 3.7

CLEARONE, INC.
(the “Company”)

RESOLUTIONS OF THE BOARD OF DIRECTORS

The undersigned, being all of directors of the Company, a Delaware corporation, by consent in writing pursuant to the authority contained in the corporate law of the State of Delaware, does hereby consent to the following actions of the Company, to be effective as of the 26th day of February, 2026.

AMENDMENT TO BYLAWS

WHEREAS, the Company’s certificate of incorporation has been amended to eliminate the prohibition against stockholder action by written consent.

WHEREAS, the board of directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to amend the Company’s bylaws to eliminate the prohibition against stockholder action by written consent, too.

NOW, THEREFORE, BE IT RESOLVED, that Company’s bylaws be amended by deleting in its entirety Article I, Section 1.11 and replacing it to read as follows:

“Section 1.11. Action by Written Consent.

Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.”

RESOLVED FURTHER, that any and all acts, transactions, agreements or certificates previously signed on behalf of the Company by the officers of the Company (together, the “Authorized Officers” and each, an “Authorized Officer”) consistent with the foregoing resolutions and in furtherance thereof be, and they hereby are, approved and ratified in all respects as the true acts and deeds of the Company with the same force and effect as if each such act, transaction, agreement or certificate had been specifically authorized in advance by resolution of the Board and that the Authorized Officer did execute the same.

RESOLVED FURTHER, that the Authorized Officers and all other officers be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Company and in its name, to take, or cause to be taken, any and all actions, to execute and deliver any and all agreements, certificates, assignments, instruments or other documents, and to do any and all things that, in the judgment of such officer or officers, may be necessary or advisable to effectuate the foregoing resolutions; such execution and delivery by any such officer or officers of any such agreement, certificate, assignment, instrument or other document or the doing by any of them of any such act (including the authorization of any change in any such agreement, certificate, assignment, instrument or other document) shall conclusively establish both the authority of such person so to do from the Company and the approval of the Board.

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IN WITNESS WHEREOF, these resolutions may be executed in counterpart and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of these resolutions by electronic means, including by facsimile transmission or by electronic delivery in portable document format (“.pdf”), shall be equally effective as delivery of a manually executed counterpart hereof. Notwithstanding the date of execution of these resolutions by the undersigned, these resolutions shall be deemed to be executed as of the date set forth above.

____________________________ ERIC L. ROBINSON	____________________________ ERIC BOEHNKE
____________________________ LISA B. HIGLEY	____________________________ YOUNGSUN PARK
____________________________ BRUCE WHALEY

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